Exhibit 3(i)

Certificate of Change filed Pursuant to NRS 78.209

For Nevada Profit Corporations

1. Name of corporation:

Entest Biomedical, Inc.

2. The board of directors have adopted a resolution pursuant to NRS 78.209 and have obtained any required approval of the stockholders.

3. The current number of authorized shares and the par value, if any, of each class or series, if any, of shares before the change:

6,000,000,000 shares of Common Stock having a $.0001 par value, and 5,000,000 shares of Preferred Stock having a $.0001 par value and 200,000 shares of Non Voting Convertible Preferred Stock having a $1.00 par value.

4. The number of authorized shares and the par value, if any, of each class or series, if any, of shares after the change:

500,000,000 shares of Common Stock having a $.0001 par value, and 5,000,000 shares of Preferred Stock having a $.0001 par value and 200,000 shares of Non Voting Convertible Preferred Stock having a $1.00 par value.

5. The number of shares of each affected class or series, if any, to be issued after the change in exchange for each issued share of the same class or series:

The change affects all issued series of stock with the exception of the Corporation’s authorized Non Voting Convertible Preferred Stock . The change is a 1 for 150 reverse stock split of all issued series of stock with the exception of the Corporation’s authorized Non Voting Convertible Preferred Stock. One share of Common Stock will be issued after the exchange for one hundred and fifty shares of Common Stock issued. One share of each series of preferred Stock (with the exception of the Corporation’s authorized Non Voting Convertible Preferred Stock) will be issued after the exchange for one hundred and fifty shares of each series of Preferred Stock issued (with the exception of the Corporation’s authorized Non Voting Convertible Preferred Stock).

6. The provisions, if any, for the issuance of fractional shares, or for the payment of money or the issuance of scrip to stockholders otherwise entitled to a fraction of a share and the percentage of outstanding shares affected thereby:

Fractional shares of Common Stock shall be rounded up to the nearest whole share.

7. Effective date and time of filing: (optional) Date: July 27, 2015 Time: